Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kathleen Campbell Senior Vice President, Marketing 15 South Main Street Mansfield, PA 16933 570-662-0422 570-662-8512 (fax)

April 19, 2007

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania - Citizens Financial Services, Inc. held its annual meeting on April 17, 2007 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, two Class 2 directors were elected to serve for three year terms and until their successors are elected and qualified. They were Mark L. Dalton and Rudolph J. van der Hiel. These two Class 2 directors will serve until the April 2010 annual meeting.

The following Corporate directors retained their positions but were not standing for election this year: R. Lowell Coolidge, Carol J. Tama, Randall E. Black, E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr., Robert W. Chappell and Rinaldo A. DePaola.

In addition, the shareholders voted to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as independent auditor for the company for the fiscal year ending December 31, 2007.

Chairman R. Lowell Coolidge conducted the meeting. Chairman Coolidge recognized John E. Novak, a retiring corporate board director, for his years of service. Mr. Novak joined the Board of Directors in 1976.

Chairman Coolidge called upon Randall E. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank to address the shareholders. Mr. Black welcomed those present to the meeting and stated he would discuss change and how this organization has successfully dealt with the many changes within the banking industry.

Mr. Black presented the 2006 record financial performance while asking shareholders to keep in mind the current economic condition, which is the inverted or flat yield curve that exists. Financial highlights included assets, deposits, loans, total stockholders’ equity, net income, trust assets under management, earnings per share, cash dividends, book value per share, return on equity, return on assets, and efficiency ratio for the years ended 2006 and 2005. Additionally, Mr. Black detailed earnings per share, return on equity and net income comparisons of Citizens Financial Services, Inc. to four local peer holding companies. Continuing on, Mr. Black then compared Citizens Financial Services, Inc. to the same four local peer holding companies on a net income comparison for 2006, 2005 and 2004. Citizens Financial Services, Inc. performance was strong compared to these local peers.

Mr. Black discussed what he sees for the remainder of 2007, which is current interest rate levels holding steady.  Within the markets we serve, loan growth is slowing and deposit dollars continue to be at a premium due to the rate environment and local, regional and national competition. In concluding his remarks on our performance, Mr. Black shared two compliments received from colleagues.

Mr. Black then introduced a 17 minute video which highlighted each of our community offices along with our commitment and involvement within the communities we serve and live. Mr. Black concluded this section by announcing that our Wellsville branch was recently named Wellsville Small Business of the Year.

Mr. Black reminded those in attendance that June 11th marks 75 years that First Citizens has been chartered as a national bank and invited everyone to help us celebrate this major milestone by participating in the celebration events within our branch network.

Mr. Black concluded his remarks by assuring the shareholders that as changes continue around us, Citizens Financial Services, Inc. will remain committed to meeting the needs of our customers and communities while working hard to satisfy the expectations of you, our shareholders.